Exhibit 3(i)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CARBON NATURAL GAS COMPANY

This Certificate of Amendment to the Certificate of Incorporation of Carbon Natural Gas Company (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, is hereby duly adopted pursuant to and in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

1.                                       Section 4.1 of Article 4 of the Certificate of Incorporation of Carbon Natural Gas Company is hereby deleted and replaced in its entirety by the following:

“4.1         Authorized Shares.  The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares, consisting of (i) Two Hundred Million (200,000,000) shares of common stock, each with par value of $0.01 (the “Common Stock”) and (ii) One Million (1,000,000) shares of preferred stock, each with par value of $0.01 (the “Preferred Stock”).”

2.                                       This Certificate of Amendment shall have a delayed effective date of July 18, 2011.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending the Certificate of Incorporation pursuant to the Delaware General Corporation Law, does hereby make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 14th day of July, 2011.

/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Secretary and Treasurer